                                                                      Exhibit 12

                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                              Six Months Ended
                                                                  June 30,
 In Millions of Dollars                                       1994           1993
 Fixed Charges:
   Interest on indebtedness                              $       119    $       132
   Interest capitalized                                           12             15
   One-third of rents*                                            51             58

   Total Fixed Charges                                   $       182    $       205

 Earnings:
   Income before income taxes and minority interests     $       519    $       377

   Fixed charges per above                                       182            205
   Less: interest capitalized                                   (12)           (15)
                                                                 170            190

   Amortization of interest capitalized                           22             21

   Total Earnings                                        $       711    $       588

 Ratio of Earnings to Fixed Charges                             3.91           2.87



* Reasonable approximation of the interest factor.
























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